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                     UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C.  20549

                        FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF
REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES
EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934.

                                 Commission File Number  0-18279
                                                         -------


           WESTWOOD HOMESTEAD FINANCIAL CORPORATION
   ------------------------------------------------------------
  (Exact name of registrant as specified in its charter)

   3002 HARRISON AVENUE, CINCINNATI, OHIO  45211 (513) 661-5735
   ------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

   COMMON STOCK, $.01 PAR VALUE PER SHARE, ISSUED PURSUANT TO THE WESTWOOD HOMESTEAD SAVINGS BANK 401k SALARY SAVINGS PLAN AND TRUST
   ------------------------------------------------------------
     (Title of each class of securities covered by this Form)

   COMMON STOCK, $.01 PAR VALUE PER SHARE
   ------------------------------------------------------------
   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      [ ]          Rule 12h-3(b)(1)(i)   [X]
Rule 12g-4(a)(1)(ii)     [ ]          Rule 12h-3(b)(1)(ii)  [ ]
Rule 12g-4(a)(2)(i)      [ ]          Rule 12h-3(b)(2)(i)   [ ]
Rule 12g-4(a)(2)(ii)     [ ]          Rule 12h-3(b)(2)(ii)  [ ]
                                      Rule 15d-6            [ ]

Approximate number of holders of record as of the certification or notice date: Eight

   Pursuant to the requirements of the Securities Exchange
Act of 1934, WESTWOOD HOMESTEAD FINANCIAL CORPORATION has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: 6/1/98                   By: /s/ John E. Essen
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Instruction:  This form is required by Rules 12g-4, 12h-3
and 15d-6 of the General Rules and Regulations under the
Securities Exchange Act of 1934.  The registrant shall
file with the Commission three copies of Form 15, one of
which shall be manually signed.  It may be signed by an
officer of the registrant, by counsel or by any other duly
authorized person.  The name and title of the person
signing the form shall be typed or printed under the
signature.